Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
GlassesOff Inc.

Gentlemen:

We hereby consent to the filing as part of the Prospectus contained in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-197807) of GlassesOff Inc., a Nevada corporation (the “Company”), our report dated March 19, 2015 relating to the consolidated financial statements of the Company as of December 31, 2014 and 2013 and the related statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Respectfully,

/s/ Yarel + Partners
Yarel + Partners,
Certified Public Accountants (Isr.)

Tel Aviv, Israel

May 5, 2015